MORGAN STANLEY AIRCRAFT FINANCE

  Management Discussion & Analysis of Financial Condition and Results of
                                Operations

Background

        On March 3, 1998, Morgan Stanley Aircraft Finance ("MSAF"), a Delaware business trust, issued $1,050 million of Notes in five subclasses- Subclass A-1, Subclass A-2, Subclass B-1, Subclass C-1 and Subclass D-1 (the "Notes"). The Notes were issued in connection with MSAF's agreement to acquire 33 aircraft plus a spare engine with a total appraised value at September 30, 1997 of $1,115.51 million from International Lease Finance Corporation ("ILFC").

        As of November 16, 1998, all but one of the 33 aircraft had been acquired by MSAF. The undelivered aircraft was a B737-400 on lease to the Turkish national carrier, THY, with an appraised value of $28.82 million. Pursuant to the indenture relating to the Notes (the "Indenture"), MSAF decided not to substitute this aircraft but to distribute to Noteholders $26.0 million which represents that portion of the proceeds from the offering of the Notes relating to this aircraft on June 15, 1998. As a result, the overall size of the aircraft fleet is now 32 aircraft plus a spare engine with a revised total appraised value at September 30, 1997 of $1,086.7 million. Applying the declining value assumption, the total appraised value was $1,058.1 million at November 16, 1998. The value of the portfolio according to the most recent appraisal at September 30, 1998 was $1,029.4 million. See "Aircraft Values" below. As of February 1, 1999, 31 aircraft plus the engine were subject to leases with 28 lessees in 18 countries as shown in Schedule A attached and one aircraft was available for lease.

        The assets of MSAF consist principally of 100% of the beneficial interest in MSA I and 100% of the share capital of SPC-5 Inc., Greenfly (Ireland) Limited and Redfly (UK) Limited. MSA I currently owns 31 aircraft plus the spare engine and SPC-5 Inc. currently owns one aircraft. The discussion and analysis which follows is based on the results of MSAF and its subsidiaries as a single entity (collectively the "MSAF Group").

General

        MSAF Group is a special purpose vehicle which owns aircraft subject to operating leases and, in certain instances, a finance lease. MSAF may also make aircraft acquisitions and aircraft sales. MSAF intends to acquire additional commercial passenger or freight aircraft from various sellers and will finance the acquisition of such aircraft by issuing additional notes. Any acquisition of further aircraft will be subject to certain confirmations with respect to the Notes from the Rating Agencies and compliance with certain operating covenants of MSAF set out in the Indenture.

        MSAF's cash receipts and disbursements are determined, in part, by the overall economic condition of the operating leasing market. The operating leasing market, in turn, is affected by various cyclical factors including interest rates, the availability of credit, fuel costs and general and regional economic conditions affecting lessee operations and trading; manufacturer production levels; passenger demand; retirement and obsolescence of aircraft models; manufacturers exiting or entering the market or ceasing to produce aircraft types; re-introduction into service of aircraft previously in storage; governmental regulation; and air traffic control infrastructure constraints such as limitations on the number of landing slots.

        MSAF's ability to compete against other lessors is determined, in part, by (i) the composition of its fleet in terms of mix, relative age and popularity of the aircraft types; (ii) operating restrictions imposed by the Indenture, and (iii) the ability of other lessors, who may possess substantially greater financial resources, to offer leases on more favorable terms than MSAF.

        This report presents information for the period from and including March 3, 1998 to and including the Note Payment Date on November 16, 1998. The financial data includes payments made by MSAF on November 16, 1998 but only includes receipts up to November 9, 1998 which was the calculation date for the Note Payment date on November 16, 1998.

Cashflow Performance Relative to the Assumptions

        The February 20, 1998 Offering Memorandum (the "Offering Memorandum") contains assumptions in respect of MSAF's future cashflows and cash expenses (the "Assumptions"). In the period from March 3, 1998 to November 16, 1998, MSAF generated approximately $10.9 million in net cash collections in excess of the Assumptions, principally due to higher than expected net maintenance revenues.

        Cash Collections

        "Cash Collections" comprise lease rental payments, maintenance reserve payments by lessees and cash interest paid on MSAF's cash balances. The Offering Memorandum assumed Cash Collections for the period from March 3, 1998 to November 16, 1998 of $90.9 million. Total Cash Collections achieved in this period were $102.4 million, a positive difference of $11.5 million. This difference is due to a combination of factors set out below.

        Gross lease rentals. Cash Collections relating to gross lease rentals for the period from March 3, 1998 to November 16, 1998 amounted to $87.5 million or approximately $6.6 million less than the $94.2 million assumed in the Offering Memorandum. The variance is due to lessee rental arrears of $3.3 million, and a further $3.3 million primarily related to outstanding restructured payments, bad debts and lost revenue due to aircraft on ground. See "Developments - Lessee Difficulties" below.

        Repossession and other stress related costs (net of security deposits applied). Repossession and other stress related costs (net of security deposits applied) for the period from March 3, 1998 to November 16, 1998 amounted to an inflow of $0.6 million, compared to a cost of $4.3 million in assumed stress related costs for this period. The inflow of $0.6 million reflects the application of security deposits of $1.6 million partially offset by repossession costs of $1.0 million. The repossession costs incurred relate to four aircraft which were repossessed since March 3, 1998. As of November 16, 1998, all four aircraft were subject to signed lease agreements with new lessees. The costs were almost entirely in respect of maintenance work required to restore the aircraft to condition acceptable for delivery to new lessees.

        Net lease rentals. The Offering Memorandum assumes a 4.5% reduction in gross lease rentals due to certain stress related costs (repossession costs, AOG costs and arrearages) ("Net Lease Rentals"). For the period from March 3, 1998 to November 16, 1998, assumed Net Lease Rentals were $89.9 million. Actual Net Lease Rentals for the period were $88.0 million, $1.9 million less than the Assumptions principally because of lower than assumed gross lease rentals, which were partially offset by lower than assumed repossession and other stress related costs. It is likely that net lease rentals will decrease significantly in Financial Year ("FY") 1999 due to potential lessee defaults and lessee arrears. See "Developments - Lessee Difficulties" below.

        Maintenance receipts. In the period from March 3, 1998 to November 16, 1998, maintenance receipts were $11.4 million, exceeding maintenance disbursements of $3.1 million by $8.1 million. The Offering Memorandum assumes that maintenance receipts will equal maintenance disbursements over the term of the Notes, and therefore, maintenance receipts and maintenance disbursements are both assumed to be zero in each Note Payment Period. In any particular Note Payment Period, however, there will be actual maintenance receipts and disbursements and it is unlikely that maintenance receipts will equal maintenance disbursements in any such period.

        Interest received. Actual interest received for the period from March 3, 1998 to November 16, 1998 was $2.0 million compared to $1.0 million assumed in the Offering Memorandum for the same period. The difference is due to a combination of two offsetting factors. First, actual interest received includes interest received on amounts in the Expense Account and interim balances in the Collection Account which are not included in the Offering Memorandum assumptions. Second and partially offsetting the impact of these higher cash balances on which interest has been earned, the Offering Memorandum assumed a reinvestment rate of 5.75% while the average reinvestment rate for the period was approximately 5.41%.

        Other cash received. Other cash received for the period from March 3, 1998 to November 16, 1998 was approximately $1.0 million or $1.0 million more than assumed in the Offering Memorandum. Other cash received consists primarily of a fee paid to MSAF in respect of the early termination of a lease and default interest and late charges.

        Operating Expenses

        "Operating Expenses" includes all fees, costs or expenses paid by any MSAF Group member in the course of the business activities permitted to be conducted by it under the Indenture. The cash outflows in respect of Operating Expenses shown in the Offering Memorandum were assumed to be $3.3 million for the period from March 3, 1998 to November 16, 1998. Total cash expenses paid in this period were approximately $5.5 million, a negative variance of $2.2 million. This variance is due to a combination of factors set out below.

Operating Expenses

        Maintenance. Maintenance disbursements in the period from March 3, 1998 to November 16, 1998 were approximately $3.1 million and were exceeded by maintenance receipts of $11.4 million. As discussed above, the Offering Memorandum assumes that maintenance receipts will equal maintenance disbursements over the term of the Notes; however, it is unlikely that maintenance receipts will equal maintenance disbursements in any particular Note Payment Period. It is likely that maintenance disbursements will increase due to anticipated engine overhauls and re-leasing expenses which we originally expected to incur in FY 1998 but which we now expect to incur in FY 1999. There is approximately $1.4 million currently held in the Expense Account for projected maintenance expenses over the next three months.

        Insurance, re-leasing and other costs. Insurance, re-leasing and other costs incurred were approximately $1.2 million from March 3, 1998 to November 16, 1998, which was $2.1 million less than the assumed costs of $3.3 million for the period.

        Increase in Accrued Expenses. $1.2 million of accrued expenses was transferred to the expense account and are expected to be payable in FY 1999. This $1.2 million represents an increase in accrued expenses from $1.2 million at March 3, 1998 to $2.4 million. Approximately $1.4 million of the $2.4 million relates to accrued maintenance expenses while the remaining $1.0 million relates to accrued insurance, re-leasing and other costs. The Offering Memorandum assumes there are no accrued expenses.

Selling, General and Administrative

        Servicer fees. Fees paid to ILFC, as Servicer, during the period from March 3, 1998 to November 16, 1998 amounted to $2.6 million, which is $0.6 million lower than the assumed cost of $3.2 million for the period. A significant portion of the Servicer fees are calculated as a percent of rental revenue actually received. The slightly lower fees resulted from the lower rental revenue caused by rental arrears.

        Other service provider fees and overhead. Other service provider fees and overhead amounted to $1.4 million for the period from March 3, 1998 to November 16, 1998, $0.9 million below the assumed amount of $2.3 million for the period principally due to a lower than assumed Administrative Agent's fee because of lower rental revenue caused by rental arrears.

        Exceptional Item. MSAF received an exceptional cash inflow of $27.1 million which includes cash released from the Aircraft Purchase Account and breakage costs in respect of the non-delivery of the THY aircraft.

Note Payments

        Interest payments. Actual interest payments to Noteholders net of swap effects have been $0.3 million higher compared with assumed interest payments net of swap effects for the period from March 3, 1998 to November 16, 1998. Lower interest payments caused by lower than assumed interest rates and greater than assumed principal distributions on the A-2 Notes in the March 3, 1998 to November 16, 1998 period were partially offset by increased swap payments.

        Principal payments. Total principal distributions in the period from March 3, 1998 to November 16, 1998 were $71.1 million, an excess of $10.6 million over assumed total debt amortization, reflecting the higher than assumed net cash collections as discussed above. The principal amortization payments were made with respect to the A-2 Notes.

Other Financial Data

        Cash

        Cash held at November 16, 1998 was $27.4 million. Of this amount, $25 million represents the cash portion of the Liquidity Reserve Amount (which is used as a source of liquidity for, among other things, maintenance obligations, security deposit return obligations, cash operating expenses and contingent liabilities) and $2.4 million represents accrued expenses and is held in the Expense Account. The $2.4 million of accrued expenses is in respect of likely maintenance and re-leasing expenses expected to fall due in the next quarter.

        In addition to the $25 million cash portion at November 16, 1998, the Liquidity Reserve Amount also contained $41.2 million of undrawn credit and liquidity facilities from Morgan Stanley Dean Witter & Co. and ILFC.

Aircraft Values

        At September 30, 1997, the total appraised value of the 33 aircraft and the spare engine that MSAF originally agreed to acquire from ILFC was $1,115.5 million. Giving effect to the non-delivery of the THY aircraft the revised appraised value is $1,086.7 million and applying the declining value assumption, the total appraised value of MSAF Group's 32 aircraft and spare engine was $1,058.3 million at November 16, 1998.

        Under the terms of the Notes, MSAF is obliged to obtain annual appraisals of the Base Value of each aircraft from three independent appraisers by October 31 of each year. Generally, where the appraisals indicate a Base Value decline significantly in excess of the value decline assumed under the terms of the Notes, excess cash flow is redirected to the extent required to the Class A Notes via the Class A Scheduled Principal Payment Amount. The most recent appraisals occurred in September 30, 1998 and the next are due to occur no later than October 31, 1999. A copy of the most recent Appraisals is attached in Schedule A. The appraised value of the fleet as at September 30, 1998 was $1,029.4 million versus an assumed value of $ 1,058,3 million as at November 16, 1998, a negative variance of 2.8%. As the variance of 2.8% was within the permitted 5% band, there was no requirement to redirect excess cash flow to the Class A Notes.

        A-D Note Balance

        As of November 16, 1998, the aggregate amount of Class A-D Notes outstanding was $978.9 million, approximately $10.6 million lower than assumed due to higher than assumed principal repayments with respect to the Class A-2 Notes.

Developments

        Lessee Difficulties

        As of February 1, 1999, two lessees were in arrears. The aircraft on lease to the two lessees in arrears represent approximately 7.2% of the appraised value of the portfolio at September 30, 1998. The amounts outstanding and overdue for the two lessees in respect of Rental Payments, Maintenance Reserves and other miscellaneous amounts due under the Leases (net of default interest and certain cash in transit) with respect to these lessees amounted to approximately $3.4 million. The weighted average number of days past due of such arrears was 70.0 days.

        Since August 31, 1998, two lessees have been terminated early. The two early lease terminations were uncontested by the lessees. One of the two aircraft has been re-leased to a new lessee. The second aircraft is undergoing maintenance work prior to remarketing.

        During the period from March 3, 1998 to November 16, 1998 there have been difficulties with respect to two Lessees, one in the Europe/Middle East region and one in Latin America representing approximately 7.2% of the adjusted appraised value of the portfolio as of November 16, 1998. The lease rentals of one of the lessees (representing 2.9%of Asset Value) were recently restructured in December 1998 and the lessee is currently in arrears with respect to the restructured payment amounts as well as subsequent lease payments.

        Europe / Middle East

        In light of the severe economic and financial difficulties being experienced in Russia, the Servicer agreed to terminate the Transaero lease early and repossess the aircraft. The aircraft represents 3.4% of the appraised value of the portfolio at September 30, 1998. Arrears owed by Transaero were restructured as part of the early termination agreement and are scheduled for repayment in full by April 1999. As of February 1, 1999, Transaero was in arrears on the restructured arrears payments. The aircraft has been re-leased to Flying Colours, a UK based charter airline. MSAF will incur maintenance and modification costs estimated at approximately $2.1 million as part of the restoration and delivery of this aircraft to the new lessee.

        One lessee in the Europe / Middle East region (representing 4.3% of the appraised value of the portfolio at September 30, 1998) has consistently been in arrears. The lease rentals and maintenance reserves were restructured in March 1998 and the restructured amounts have now been repaid in full, however, the lessee continues to be in arrears with subsequent lease payments.

        Asia

        During the period from March 3, 1998 to November 16, 1998, the economies of Asia were severely affected by economic and financial difficulties. Currently, MSAF leases 13.0% of its fleet in the Asia Pacific Region (5.5% in South Korea, 4.9% in Taiwan and 2.6% in China) and 6.7% in Pacific and Other regions (6.7% in Fiji ) by appraised value of the portfolio at September 30, 1998. As of November 16, 1998 none of these lessees were in arrears although severe financial difficulties have been reported for certain other air carriers in the region. One of the lessees restructured its lease payments which will result in a lower rental payment over the remaining lease term.

        Latin America

        The downturn in Asia and Russia has recently begun to undermine business confidence in Latin America and to adversely affect the economies of Latin American countries. As of February 1, 1999, MSAF leases 17.5% of its fleet in Latin America (6.4% in Mexico and 11.1% in Brazil) by appraised value of the portfolio at September 30, 1998.

        In January 1999, Brazil decided to float its currency on the international currency market which resulted in a devaluation of its exchange rate and increased exchange rate volatility. One of MSAF's Brazilian lessees, which accounts for 6.25% of the appraised value of the portfolio at September 30, 1998, has requested a short-term stay in lease payments during the current period of exchange rate volatility. The rentals arrears of a second Brazilian lessee, which accounts for 2.93% of the appraised value of the portfolio at September 30, 1998, were recently restructured in December 1998, and the lessee is in arrears with respect to the restructured payments amounts as well as subsequent lease payments.

        In January 1999, the Servicer agreed with Guyana Airways to terminate the lease early and repossess the aircraft. As part of the agreement, Guyana has agreed to repay all arrears and costs of redelivery. The Guyana aircraft is a B757-200 and accounts for 3.3% of the appraised value of the portfolio at September 30, 1998.

        Exchange Offer

        MSAF filed a registration statement with the Securities and Exchange Commission (the "SEC") with respect to an exchange offer for exchange notes with terms virtually identical to the Notes which was declared effective on Janaury 12, 1999. The Exchange Offer was consummated on January 18, 1999. MSAF paid an additional coupon of 50 basis points on each of the subclasses of debt during the period from November 30, 1998 to January 18, 1999, as required under the terms of the Notes.


      Comparison of Expected Year to Date Cashflows versus Prospectus
          Figures Reflect Actual Cashflows to November 16th, 1998



                                       --------------------------------------------------------------------------
                                                                     Year to Date
                                                                             % of Prospectus Gross Lease Revenues
--------------------------------------------------------------------------   ------------------------------------
Period ending       16-Nov-98            Actual   Prospectus * Variance        Actual    Prospectus * Variance
                                        To Date     To Date
--------------------------------------------------------------------------   ------------------------------------
Cash Collections
Gross Lease Rentals                 87,472,422     94,119,394  (6,646,972)         92.9%      100.0%       -7.1%
Repossession and other
  Stress Related Costs                 554,517     (4,235,373)  4,789,890           0.6%       -4.5%        5.1%
                                    -----------   ------------------------   ------------------------------------
Net Lease Rentals                   88,026,939     89,884,021  (1,857,082)         93.5%       95.5%       -2.0%

Maintenance Receipts                11,365,830                 11,365,830          12.1%        0.0%       12.1%
Interest Received                    2,000,944        980,819   1,020,126           2.1%        1.0%        1.1%
Other Cash Received                    958,980                    958,980           1.0%        0.0%        1.0%
                                    -----------   ------------------------   ------------------------------------
Total Cash Received                 102,352,693    90,864,840  11,487,853         108.7%       96.5%       12.2%

Cash Expenses
Cash Operating Expenses
 - Maintenance                      (3,089,846)                (3,089,846)         -3.3%        0.0%       -3.3%
 - Insurance, re-leasing and
     other costs                    (1,203,577)    (3,294,179)  2,090,602          -1.3%       -3.5%        2.2%
 -( increase) / decrease in
      Accrued Expenses              (1,167,635)                (1,167,635)         -1.2%        0.0%       -1.2%
                                    --------------------------------------   ------------------------------------
subtotal                            (5,461,058)    (3,294,179) (2,166,880)         -5.8%       -3.5%       -2.3%



SG&A
 - Servicer Fees                    (2,619,251)    (3,246,685)    627,433          -2.8%       -3.4%        0.7%
 - Other Servicer provider fees
      and Overhead                  (1,353,285)    (2,301,940)    948,655          -1.4%       -2.4%        1.0%
                                    --------------------------------------   ------------------------------------
subtotal                            (3,972,536)    (5,548,625)  1,576,089          -4.2%       -5.9%        1.7%

                                    --------------------------------------   ------------------------------------
Total Cash Expenses                 (9,433,594)    (8,842,804)   (590,791)        -10.0%       -9.4%       -0.6%
--------------------------------------------------------------------------   ------------------------------------
NET CASH COLLECTIONS                92,919,099     82,022,037  10,897,062          98.7%       87.1%       11.6%
--------------------------------------------------------------------------   ------------------------------------

Exceptional Items
 - THY Note Distribution            27,143,085     27,143,085           0          28.8%       28.8%        0.0%
--------------------------------------------------------------------------   ------------------------------------
TOTAL NET CASH COLLECTIONS          120,062,184   109,165,122  10,897,062         127.6%      116.0%       11.6%
--------------------------------------------------------------------------   ------------------------------------

Interest Payments (Net of
   Swap effects)                    48,943,477     48,684,214     259,262          52.0%       51.7%        0.3%
Principal Payments
A-1                                          0              0           0           0.0%        0.0%        0.0%
A-2                                 65,938,115     55,300,316  10,637,799          70.1%       58.8%       11.3%
B-1                                  5,180,591      5,180,591          (0)          5.5%        5.5%        0.0%
C-1                                          0              0           0           0.0%        0.0%        0.0%

D-1                                          0              0           0           0.0%        0.0%        0.0%
                                    -----------   ------------------------   ------------------------------------
subtotal                            71,118,706     60,480,907  10,637,799          75.6%       64.3%       11.3%


--------------------------------------------------------------------------   ------------------------------------
Total Payments to Noteholders       120,062,183   109,165,122  10,897,061         127.6%      116.0%       11.6%
--------------------------------------------------------------------------   ------------------------------------

Benefical Interest Distributions            (0)            (0)         (0)          0.0%        0.0%        0.0%
--------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
                                            Coverage Ratios
                        Closing                              Prospectus*                 Actual
----------------------------------------------------------------------------------------------------
 a Net Cash Collections                                      109,165,122              120,462,183

 b Swaps                                                       2,456,861                3,224,932
 c Class A Interest                                           30,280,177               29,816,388
 d Class A Minimum                                            22,188,410               15,221,945
 e Class B Interest                                            4,418,176                4,373,156
 f Class B Minimum                                             5,180,591                5,180,591
 g Class C Interest                                            4,830,000                4,830,000
 h Class C Minimum                                                     -                 -
 I Class D Interest                                            6,699,000                6,699,000
 j Class D Minimum                                                     -                        -
 k Class A Scheduled                                                   -                        -
 l Class B Scheduled                                                   -                        -
 m Class C Scheduled                                                   -                        -
 n Class D Scheduled                                                   -                        -
 o Permited Aircraft Modifications                                     -                  400,000
 p Class A Supplemental                                       33,111,906               50,716,171
                                                          --------------              -----------
   Total                                                     109,165,122              120,462,183
                                                          --------------              -----------

   Interest Coverage Ratio
   Class A                                                          3.61                     4.04  = a / (b+c)
   Class B                                                          1.92                     2.44  = a / (b+c+d+e)
   Class C                                                          1.63                     2.03  = a / (b+c+d+e+f+g)
   Class D                                                          1.48                     1.82  = a / (b+c+d+e+f+g+h+i)

   Debt Coverage Ratio
   Class A                                                          1.48                     1.82  = a / (b+c+d+e+f+g+h+i+ j+k)
   Class B                                                          1.48                     1.82  = a / (b+c+d+e+f+g+h+i+j+k+l)
   Class C                                                          1.48                     1.82  = a / (b+c+d+e+f+g+h+i+j+k+l+m)
   Class D                                                          1.48                     1.82  = a / (b+c+d+e+f+g+h+i+j+k+l+m+n)

   Loan-to-Value Ratios
   Assumed Portfolio Value        1,115,510,000            1,058,252,331
   Adjusted Portfolio Value                                                         1,024,330,507
   Liquidity Reserve Amount
   Of which - Cash                   25,000,000               25,000,000               27,400,000
            - Letters of
              Credit Held            40,000,000               41,226,351               41,226,351
                                 --------------           --------------           -------------
   Subtotal                          65,000,000               66,226,351               68,626,351
   Less Lessee Security
     Deposits                       (20,000,000)             (21,226,351)             (21,226,351)
   Less Accrued Expenses                                                               (2,400,000)
                                 --------------           --------------           --------------
   Subtotal                          45,000,000               45,000,000               45,000,000
   Total Asset Value              1,160,510,000            1,103,252,331            1,069,330,507

   Note Balanc16-Nov-98
   Class A                          740,000,000    63.8%     684,699,684    62.1%     674,061,885    63.0%
   Class B                          100,000,000    72.4%      94,819,409    70.7%      94,819,409    71.9%
   Class C                          100,000,000    81.0%     100,000,000    79.7%     100,000,000    81.3%
   Class D                          110,000,000    90.5%     110,000,000    89.7%     110,000,000    91.5%
                                 --------------           --------------           --------------
   Total                          1,050,000,000              989,519,093              978,881,294
                                 --------------           --------------           --------------

   Assumed Portfolio Value as a Percent of Adjusted Porfolio Value                                  103.3%


                                Schedule A
       All amounts in thousands of US dollar unless otherwise stated


  Figures as of February 1,1999


                                                                                                      30-Sep-98
                      Country of                                                                      Adjusted
                      of Lessee                                      Engine      Serial  Date of       Base        % of    % per
     Region (1)       Current       Current Lessee      Type      Configuration  Number Manufacture   Value (2)   Total   Region
     ----------       -----------   --------------   ----------  -------------- ------- -----------   ---------   ------  ------


   1 Europe           France       Air Liberte       MD-83       JT8D-219        49822     Dec-88       19,433     1.9%
   2 (Developed)      France       Aeropostale       B737-3S3QC  CFM 56-3C1      23788     May-87       21,420     2.1%
   3                  Greece       OlympicAirways    B737-4Q8    CFM 56-3C1      25371     Jan-92       27,137     2.6%
   4                  Netherlands  KLM               engine      CF6-80C2B6F    704279     Jun-95        5,593     0.5%
   5                  Netherlands  Transavia         B737-3K2    CFM 56-3C1      27635     May-95       29,863     2.9%
   6                  Ireland      TransAer          A320-200    V2500-A1          414     May-93       31,503     3.1%
   7                  Portugal     TAP               B737-382    CFM 56-3B2      25161     Feb-92       25,020     2.4%
   8                  Sweden       Transwede SAFE    B737-548    CFM 56-3B1      25165     Apr-93       20,860     2.0%
   9                  Switzerland  Flightlease (3)   A310-300    JT9D-7R4E1        409     Nov-85       25,210     2.4%
  10                  Switzerland  Flightlease (3)   A310-300    JT9D-7R4E1        410     Nov-85       25,377     2.5%
  11                  UK           Britannia /Ansett B767-204ER  CF6-80A         23807     Aug-87       36,390     3.5%
  12                  UK           Caledonian        A320-200    V2500-A1          393     Feb-93       31,310     3.0%
  13                  UK           Monarch           A320-200    V2500-A1          279     Feb-92       30,467     3.0%
  14                  UK           Unijet            B767-39HER  CF6-80C2B6F     26256     Apr-93       67,767     6.6%
  15                  UK           Flying Colours 2  B757-28A    RB211-535-E4-37 24367     Feb-89       34,870     3.4%
                                                                                                                           42.0%
  16 North America    USA          Alaska            B737-4Q8    CFM 56-3C1      25104     May-93       28,210     2.7%
  17 (Developed)      USA          TWA               MD-83       JT8D-219        49824     Mar-89       20,423     2.0%
  18                  USA          TWA               MD-82       JT8D-217C       49825     Mar-89       18,270     1.8%
                                                                                                                            6.5%
  19 Europe           Hungary      Malev             F-70        TAY MK620-15    11564     Dec-95       15,627     1.5%
  20 and Middle East  Hungary      Malev             F-70        TAY MK620-15    11565     Feb-96       16,353     1.6%
  21 (Emerging)       Hungary      Malev             F-70        TAY MK620-15    11569     Mar-96       16,460     1.6%
  22                  Turkey       Onur Air          A321-100    V2530-A5          597     May-96       44,623     4.3%
                                                                                                                            9.0%
  23 Asia             Korea        Asiana            B767-300    CF6-80C2B6F     24798     Oct-90       56,127     5.5%
  24 (Emerging)       Taiwan       China Airlines    A300-600R   A300-600R         555     Mar-90       50,720     4.9%
  25                  China        China Hainan      B737-3Q8    CFM 56-3C1      26295     Dec-93       26,783     2.6%
                                                                                                                           13.0%
  26 Latin America    Brazil       Passeredo         A310-300    JT9D-7R4E1        437     Nov-86       30,183     2.9%
  27 (Emerging)       Brazil       Varig             B747-341B   CF6-80C2        24106     Apr-88       62,673     6.1%
  28                  Brazil       VASP              B737-3Q8    CFM-3B2         24299     Nov-88       21,407     2.1%
  29                  Mexico       Aero Mexico       B757-2Q8    PW 2037         26272     Mar-94       42,727     4.2%
  30                  Mexico       TAESA             B737-4Q8    CFM 56-3B2      24234     Oct-88       22,340     2.2%
                                                                                                                           17.4%
  31 Other            Fiji         Air Pacific       B767-3X2ER  CF6-80C2B4      26260     Sep-94       68,913     6.7%
  32                  Iceland      IcelandAir        B737-3S3F   CFM 56-3B2      23811     Oct-87       21,423     2.1%
                                                                                                                            8.8%

  33 Off lease        Off lease    Off lease         B757-28A    RB211-535-E4    24260     Dec-88       33,953     3.3%     3.3%


                                                                                                     ==========================
      Total                                                                                          1,029,437     100%   100%
                                                                                                     ==========================

  --------------------
  (1) Regions are defined according to MSCI designations.
  (2) Adjusted Base Value is the Base Value of each aircraft as per the September 30, 1998 Appraisal.
